Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Stockholders
LoopNet, Inc.

We have audited LoopNet, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). LoopNet, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, LoopNet, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of LoopNet, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010 of LoopNet, Inc. and our report dated March 3, 2011 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Los Angeles, California
March 3, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
LoopNet, Inc.

We have audited the accompanying consolidated balance sheets of LoopNet, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LoopNet, Inc. at December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), LoopNet, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2011 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Los Angeles, California
March 3, 2011

LOOPNET, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2010
	(In thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$125,571	$88,773
Short-term investments	3,440	3,512
Accounts receivable, net of allowance of $213 and $236, respectively	1,308	1,494
Prepaid expenses and other current assets	1,080	1,095
Deferred income taxes, net	558	1,317

Total current assets	131,957	96,191
Property and equipment, net	2,216	2,010
Goodwill	23,368	41,507
Intangibles, net	4,487	8,940
Deferred income taxes, net, non-current	8,059	17,134
Deposits and other non-current assets	4,162	6,208

Total assets	$174,249	$171,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$546	$471
Accrued liabilities	2,027	3,393
Accrued compensation and benefits	2,995	3,522
Income taxes payable	154	—
Deferred revenue	9,025	8,888

Total current liabilities	14,747	16,274
Other long-term liabilities	—	2,491
Commitments and contingencies
Series A convertible preferred stock	48,207	48,546
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 39,493,526 and 39,866,097 shares issued, respectively; and 34,567,565 and 32,183,836 shares outstanding, respectively	39	40
Additional paid in capital	122,388	132,019
Other comprehensive loss	(418)	(389)
Treasury stock, at cost, 4,925,961 and 7,682,261 shares, respectively	(54,556)	(86,220)
Retained earnings	43,842	59,229

Total stockholders’ equity	111,295	104,679

Total liabilities and stockholders’ equity	$174,249	$171,990

See accompanying notes.

LOOPNET, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2009	2010
	(In thousands, except per share data)

Revenues	$86,074	$76,487	$78,002
Cost of revenue	10,858	11,060	12,562

Gross margin	75,216	65,427	65,440
Operating expenses:
Sales and marketing	18,825	15,064	16,785
Technology and product development	9,075	10,707	12,231
General and administrative	17,773	20,677	15,693
Amortization of acquired intangible assets	966	1,191	2,083

Total operating expenses	46,639	47,639	46,792

Income from operations	28,577	17,788	18,648
Interest and other (expense) income, net	1,998	211	(2,461)

Income before tax	30,575	17,999	16,187
Income tax expense	12,297	6,246	461

Net income	18,278	11,753	15,726

Convertible preferred stock accretion of discount	—	(240)	(339)

Net income applicable to common stockholders	$18,278	$11,513	$15,387

Net income per share applicable to common stockholders:
Basic	$0.51	$0.28	$0.38

Diluted	$0.49	$0.27	$0.36

Number of shares used in per share calculations:
Basic	35,772	41,860	40,615
Diluted	37,110	42,844	42,371

See accompanying notes.

LOOPNET, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other			Total
	Common Stock		Paid-in	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Shares	Amount	Equity
	(In thousands)

Balance at December 31, 2007	38,908	$39	$107,866	$14,051	$(103)	—	$—	$121,853
Exercise of stock options	311	—	356	—	—	—	—	356
Stock-based compensation expense	—	—	5,934	—	—	—	—	5,934
Repurchase of common stock	—	—	—	—	—	4,926	(54,556)	(54,556)
Tax benefit from exercise of stock options	—	—	759	—	—	—	—	759
Change in unrealized loss on marketable securities	—	—	—	—	(173)	—	—	(173)
Net income	—	—	—	18,278	—	—	—	18,278

Total comprehensive income	—	—	—	—	—	—	—	18,105

Balance at December 31, 2008	39,219	$39	$114,915	$32,329	$(276)	4,926	$(54,556)	$92,451
Stock-based activity awards	274	—	258	—	—	—	—	258
Stock-based compensation expense	—	—	6,827	—	—	—	—	6,827
Tax benefit from exercise of stock options	—	—	388	—	—	—	—	388
Convertible preferred stock accretion of discount	—	—	—	(240)	—	—	—	(240)
Change in unrealized loss on available-for-sale investments	—	—	—	—	(250)	—	—	(250)
Change in unrealized loss on marketable securities	—	—	—	—	108	—	—	108

Net income	—	—	—	11,753	—	—	—	11,753
Total comprehensive income	—	—	—	—	—	—	—	11,611

Balance at December 31, 2009	39,493	$39	$122,388	$43,842	$(418)	4,926	$(54,556)	$111,295
Stock-based activity awards	373	1	867	—	—	—	—	868
Stock-based compensation expense	—	—	8,232	—	—	—	—	8,232
Repurchase of common stock	—	—	—	—	—	2,756	(31,664)	(31,664)
Tax benefit from exercise of stock options	—	—	532	—	—	—	—	532
Convertible preferred stock accretion of discount	—	—	—	(339)	—	—	—	(339)
Change in unrealized loss on marketable securities	—	—	—	—	29	—	—	29
Net income	—	—	—	15,726	—	—	—	15,726

Total comprehensive income	—	—	—	—	—	—	—	15,755

Balance at December 31, 2010	39,866	$40	$132,019	$59,229	$(389)	7,682	$(86,220)	$104,679

See accompanying notes.

LOOPNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2009	2010
	(In thousands)

Cash flows from operating activities:
Net income	$18,278	$11,753	$15,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,199	2,601	3,480
Stock-based compensation	5,934	6,827	8,232
Tax benefits from exercise of stock options	(759)	(388)	(532)
Deferred income tax	(1,683)	(2,180)	(9,834)
Impairment of equity investment	—	—	1,420
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	23	256	(20)
Prepaid expenses and other assets	(678)	388	1,498
Income taxes payable	61	542	(154)
Accounts payable	(211)	(76)	(75)
Accrued expenses and other liabilities	1,304	7	1,295
Accrued compensation and benefits	198	236	528
Deferred revenue	439	(1,334)	(302)

Net cash provided by operating activities	25,105	18,632	21,262
Cash flows from investing activities:
Purchase of property and equipment	(1,319)	(1,437)	(1,197)
Purchase of investments	(1,000)	(1,250)	(4,485)
Acquisitions, net of cash acquired	(12,584)	(312)	(22,113)

Net cash used in investing activities	(14,903)	(2,999)	(27,795)
Cash flows from financing activities:
Net proceeds from exercise of stock options	356	308	1,104
Net proceeds from sale of convertible preferred stock	—	47,967	—
Tax withholding related to net share settlements of restricted stock units	—	(50)	(237)
Repurchase of common stock	(54,556)	—	(31,664)
Tax benefit from exercise of stock options	759	388	532

Net cash (used in) provided by financing activities	(53,441)	48,613	(30,265)

Net (decrease) increase in cash and cash equivalents	(43,239)	64,246	(36,798)
Cash and cash equivalents at beginning of year	104,564	61,325	125,571

Cash and cash equivalents at end of year	$61,325	$125,571	$88,773

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$14,444	$8,535	$9,791
Settlement of contingent purchase price	$—	$312	$188

See accompanying notes.

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The Company and Summary of Significant Accounting Policies

Organization and Basis of Presentation

LoopNet, Inc. (the “Company” or “LoopNet”) was incorporated under the laws of the state of California on June 2, 1997. The Company changed its name from Loop Ventures, Inc. to LoopNet, Inc. on November 3, 1998. Prior to Loop Ventures, Inc., the Company operated as a limited liability corporation known as Loop Ventures, LLC. On August 26, 1997, the owners of Loop Ventures, LLC exchanged all units held for a proportionate number of the shares of Loop Ventures, Inc. The transaction was recorded at historical basis.

On July 13, 2001, the Company merged with PropertyFirst.com, Inc. (“PropertyFirst”), with LoopNet, Inc. being the surviving company. The merger was accounted for under the purchase method of accounting. In order to preserve the existing rights and preferences of the different classes and series of PropertyFirst and LoopNet capital stock, each company reorganized by forming its own holding company. The two holding companies were limited liability companies (the “LLCs”), and continued in separate existence after the business combination of LoopNet and PropertyFirst. The LLCs were the direct owners of LoopNet, Inc. and the LLC members were the beneficial owners. In May 2006, prior to its initial public offering, the Company reincorporated in Delaware via a merger with and into LoopNet, Inc., a Delaware corporation.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company evaluated subsequent events after the balance sheet date through the financial statement issuance date for appropriate accounting and disclosure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, costs and expenses during the reporting period. Actual results could differ materially from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2010, substantially all of the Company’s cash and cash equivalents were in money market funds.

Short-term Investments

The Company accounts for short-term investments in accordance with Financial Accounting Standards Board (“FASB”) authoritative guidance on debt and equity securities investments. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. Short-term investments consist of debt securities that the Company classifies as available for sale. The weighted average maturities of short-term investments are less than one year. These securities are carried at fair value, using level 1 indicators, which are quoted market prices for these securities. Unrealized gains and losses if any, net of taxes, are reported as other comprehensive income, a component of stockholders’ equity. Any realized gains or losses on the sale of investments are determined on a specific identification method, and such gains and losses are reflected as a component of interest and other income, net. As of December 31, 2010 and 2009, the cost basis of short-term investments was not significantly different than their carrying value.

Concentration of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents and short-term investments are placed with high credit quality financial institutions. The Company’s revenue and accounts

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivable are primarily derived from credit card transactions with subscribers and are typically settled within two to three business days.

No single customer accounted for more than 2.0% of the Company’s revenues for the years ended December 31, 2008, 2009 and 2010.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. Management reviews the accounts receivable to identify specific subscribers where collectibility may not be probable. The amount of the allowance is determined by management estimates based on historic write-off trends and specific account analysis.

Property and Equipment

Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

Website Development Costs

The Company follows FASB authoritative guidance, which addresses whether certain web site development costs should be capitalized or expensed. Because the Company’s current website development costs incurred relate to routine maintenance and operating costs, the Company expenses such costs as incurred.

Long-Lived Assets Including Goodwill and Other Intangible Assets

The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If property and equipment and these identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair value. The Company has not recorded any impairment of these assets in any of the years presented.

The Company applies FASB authoritative guidance related to goodwill and other intangibles. The authoritative guidance requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The Company performed the annual impairment test during the fourth quarter of 2008, 2009 and 2010 and concluded that goodwill and intangible assets with indefinitive useful lives were not impaired.

The authoritative guidance also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable in accordance with the authoritative guidance on property, plant, and equipment.

Intangible assets are comprised of customer relationships, acquired technology and a domain name acquired in connection with the Company’s acquisitions. Amortization is calculated using the straight-line method over estimated useful lives ranging from 0.5 years to 8 years.

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method. The Company believes no

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

events or changes in circumstances have occurred that would require an impairment test for these assets other than required annual tests.

Income Tax Expense

Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements as well as from net operating loss and tax credit carry forwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in deferred tax assets and liabilities.

On January 1, 2007, the Company adopted new FASB authoritative guidance surrounding accounting for uncertainty in income taxes. The guidance clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The new authoritative guidance must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying the new authoritative guidance at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. The adoption of new authoritative guidance did not have a material effect on the Company’s consolidated financial position or results of operations.

Business Segment

The Company considers itself to be in a single business segment which is defined as providing an online marketplace serving the commercial real estate industry and operating businesses for sale industry. Substantially all of the Company’s business comes from customers and operations located within the United States, and the Company does not have any assets located in foreign countries.

Revenue Recognition

The Company derives substantially all its revenue from customers that pay fees for a suite of services to market and search for commercial real estate and operating businesses. These services include a premium membership that gives the customer unlimited access to listings, maximized exposure for their listings along with enhanced services to market their listings. The Company recognizes revenue under the provisions of Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) guidance related to revenue recognition, when persuasive evidence of an agreement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Payments received in advance of services being rendered are recorded as deferred revenue and recognized on a straight-line basis over the service period.

Revenue from other sources includes advertising revenues which are recognized ratably over the period in which the advertisement is displayed provided that no significant obligations remain and collection of the resulting receivable is probable. Advertising rates are dependent on the services provided and the placement of the advertisements. To date, the duration of the Company’s advertising commitments has generally averaged two to three months.

Cost of Revenues

Cost of revenues consists of the expenses associated with the operation of the Company’s website, including depreciation of network infrastructure equipment, salaries and benefits of network operations personnel, internet connectivity and hosting costs. Cost of revenues also includes salaries and benefit expenses associated with the

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s data quality, data import and customer support personnel and credit card and other transaction fees relating to processing customer transactions.

Sales and Marketing

The Company’s sales and marketing expenses relate primarily to the compensation and associated costs for sales and marketing personnel, advertising expenses as well as public relations and other promotional activities.

Advertising costs are expensed in the period they are incurred. Included in sales and marketing expenses were $3.4 million, $2.6 million and $2.6 million for the years ended December 31, 2008, 2009 and 2010, respectively.

Technology and Product Development

Technology and product development costs are expensed as incurred and include expenses for the research and development of new products and services, as well as improvements to existing products and services. Also included are costs associated with the maintenance of the Company’s existing products.

General and Administrative

General and administrative costs consist primarily of salaries and related expenses for executive, accounting and human resources personnel. These costs also include insurance and professional fees, facility costs and related expenses. Professional fees primarily consist of outside legal and audit fees. All costs are expensed as incurred.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available-for-sale investments. The differences between total comprehensive income and net income as disclosed on the consolidated statements of stockholders’ equity for the years ended December 31, 2008, 2009 and 2010 were insignificant.

Stock-Based Compensation

Since 2006, the Company has applied FASB authoritative guidance surrounding share-based compensation. The guidance requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period.

Recent Accounting Pronouncements

In June 2009, the FASB issued new authoritative guidance which amends the evaluation criteria for determining the primary beneficiary of a Variable Interest Entity, or “VIE.” This new guidance requires an ongoing assessment of whether an enterprise is the primary beneficiary of a variable interest entity. The effective date for this amendment is reporting periods beginning after November 15, 2009. The Company adopted this guidance effective January 1, 2010, and there has been no material impact to the consolidated financial statements upon adoption.

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Earnings per Share

The number of shares used to compute basic and diluted net income per share is calculated as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010

Weighted average common shares outstanding	35,772	34,420	33,175
Convertible preferred stock	—	7,440	7,440

Shares used to compute basic net income applicable to common stockholders	35,772	41,860	40,615
Add dilutive common equivalents:
Stock options	1,270	930	1,308
Restricted stock units	8	54	448
Unvested restricted stock(1)	60	—	—

Shares used to compute diluted net income applicable to common stockholders	37,110	42,844	42,371

(1)	Outstanding unvested common stock purchased by employees is subject to repurchase by the Company and therefore is not included in the calculation of the weighted-average shares outstanding for basic earnings per share.

The following is a summary of the securities outstanding during the respective periods that have been excluded from the calculations because the effect on earnings per share would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2008	2009	2010

Stock options	3,294	4,673	3,595
Restricted stock units	—	113	55

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted EPS (in thousands, except per share data):

	Year Ended December 31,
	2008	2009	2010

Calculation of basic net income per share applicable to common shareholders:
Net income	$18,278	$11,753	$15,726
Convertible preferred stock accretion of discount	—	(240)	(339)

Net income applicable to common shareholders	$18,278	$11,513	$15,387

Shares used to compute basic net income applicable to common shareholders	35,772	41,860	40,615

Basic net income per share applicable to common shareholders	$0.51	$0.28	$0.38

Calculation of diluted net income per share applicable to common shareholders:
Net Income	$18,278	$11,753	$15,726
Convertible preferred stock accretion of discount	—	(240)	(339)

Net income applicable to common shareholders	$18,278	$11,513	$15,387

Shares used to compute diluted net income applicable to common shareholders	37,110	42,844	42,371

Dilutive net income per share applicable to common shareholders	$0.49	$0.27	$0.36

(3)	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2009	2010

Computer equipment and purchased software	$6,363	$6,839
Office equipment and furniture (includes leasehold improvements)	1,057	1,102

	7,420	7,941
Less accumulated depreciation and amortization	(5,204)	(5,931)

Property and equipment, net	$2,216	$2,010

During 2010, the Company recorded an adjustment to eliminate from property and equipment approximately $0.6 million of fully depreciated property and equipment.

(4)	Acquisitions

During the year ended December 31, 2010, the Company acquired BizQuest on January 4, 2010, Reaction Web on March 15, 2010 and LandsofAmerica on September 1, 2010, each pursuant to Asset Purchase Agreements for a total cash consideration of $22.1 million (net of cash acquired), plus potential gross earn-out payments ranging from zero to $4.3 million that are contingent upon achievement of certain performance targets. As of December 31, 2010, the Company recorded a discounted contingent liability of $2.6 million for these potential earn-out payments. With these acquisitions, LoopNet has expanded its business-for-sale and land marketplaces, as well, as enhanced the Company’s suite of products.

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The acquisitions were accounted for as business combinations consistent with the authoritative guidance regarding business combinations, and accordingly, the purchase prices have been allocated to the tangible assets and identifiable intangible assets acquired based on their estimated fair values on the acquisition date. The excess of the purchase prices over the aggregate fair values were recorded as goodwill. Goodwill recorded in connection with the above acquisitions is primarily attributable to the assembled workforces of the acquired businesses and the synergies expected to arise after the Company’s acquisition of those businesses.

As a result of the above acquisitions, the Company recorded intangible assets related to customer relationships, developed technology and non-competition agreements in the aggregate of $4.0 million that are being amortized on a straight-line basis. Also, included in other intangible assets are trade names of $2.5 million which have an indefinite life and are tested on an annual basis for impairment. The remaining excess purchase price over tangible assets and identifiable intangible assets for these acquisitions of $18.0 million have been recorded as goodwill.

The Company’s purchase prices were allocated as follows (in thousands):

Customer relationships	$1,852
Trade names	2,521
Developed technology	2,068
Non-competition agreements	95
Goodwill	17,951

Total	$24,487

Customer relationships, developed technology and non-competition agreements have a weighted-average useful life of 3.4 years, 2.0 years and 2.9 years, respectively from the date of acquisition. The amount of goodwill expected to be deductible for tax purposes is $18.0 million.

The results of operations of the entities have been included in the Company’s consolidated statements of income for the period subsequent to the Company’s acquisition. The entities’ results of operations for the periods prior to the acquisition were not material to the Company’s consolidated statement of income and, accordingly, pro forma financial information have not been presented.

(5)	Goodwill and Intangible Assets, net

The changes in the carrying amount of goodwill for the years ended December 31, 2008, 2009 and 2010 were as follows (in thousands):

Balance as of December 31, 2007	$15,233
Goodwill acquired	8,349
Goodwill adjustment	(526)

Balance as of December 31, 2008	23,056
Goodwill adjustment	312

Balance as of December 31, 2009	23,368
Goodwill acquired	17,951
Goodwill adjustment	188

Balance as of December 31, 2010	$41,507

The $188,000 and $312,000 goodwill adjustments in 2010 and 2009, respectively were due to the contingent payments earned upon the achievement of certain performance targets by LandAndFarm.com, Inc. The $526,000 goodwill adjustment in 2008 was due to the release of a portion of the valuation allowance against Cityfeet’s net operating losses.

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible assets, net consisted of the following (in thousands):

	As of December 31,
	2009	2010

Cost:
Customer relationships	$1,711	$3,563
Technology	3,377	5,445
Non-competition agreement	63	158
Domain name	1,994	4,515

Total cost	7,145	13,681
Accumulated amortization:
Customer relationships	(831)	(1,416)
Technology	(1,479)	(2,791)
Non-competition agreement	(30)	(65)
Domain name	(318)	(469)

Total accumulated amortization	(2,658)	(4,741)

Intangible assets, net	$4,487	$8,940

Customer relationships, developed technology and non-competition agreements have a weighted-average useful life of 5.0 years, 0.8 years and 1.4 years, respectively from the date of acquisition. Amortization expense was $1.0 million, $1.2 million and $2.1 million for the years ended December 31, 2008, 2009 and 2010, respectively. As of December 31, 2010, expected amortization expense for acquisition-related intangible assets for each of the next five years and thereafter is as follows (in thousands):

2011	$2,556
2012	1,807
2013	640
2014	198
2015 and thereafter	114

$5,315

(6)	Income Tax Expense

Income tax expense (benefit) was comprised of the following (in thousands):

	Year Ended December 31,
	2008	2009	2010

Current:
Federal	$11,136	$6,688	$8,025
State	2,901	1,767	2,352

Total	$14,037	$8,455	$10,377
Deferred:
Federal	$(1,204)	$(1,513)	$(9,066)
State	(536)	(696)	(850)

Total	$(1,740)	$(2,209)	$(9,916)

Income tax expense	$12,297	$6,246	$461

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	Year Ended December 31,
	2008	2009	2010

Statutory federal tax rate	35.0%	35.0%	35.0%
State tax rate, net of federal benefit	5.0%	3.9%	6.0%
Change in valuation allowance	(1.9)%	(4.4)%	(39.6)%
Other adjustments	2.1%	0.2%	1.5%
Effective tax rate	40.2%	34.7%	2.9%

The tax effects of temporary differences that gave rise to significant components of deferred tax assets (liabilities) were as follows (in thousands):

	As of December 31,
	2009	2010

Deferred tax assets (liabilities):
Net operating loss carryforwards	$11,480	$10,108
Depreciation and amortization	(92)	598
Stock-based compensation	5,122	7,235
Accruals and allowances	379	364
Tax credits	1,235	1,235
Intangibles	(1,750)	(1,750)
Valuation allowance	(8,084)	(564)
Other	327	1,225

Deferred tax assets, net	$8,617	$18,451

In the fourth quarter of 2010, the Company determined that it is more likely than not that it would generate sufficient taxable income from operations in future years to realize tax benefits arising from the use of our net operating loss carryforwards and therefore in 2010 the Company reversed $6.6 million of the valuation allowance on the deferred tax assets. The release of the valuation allowance in the fourth quarter of 2010 resulted in a tax benefit of $6.6 million that was recognized in our results from operations. As of December 31, 2010, the Company continued to maintain a valuation allowance of approximately $0.6 million for certain state net operating loss carryforwards due to the uncertainty of realization. The Company utilized net operating loss carryforwards against taxable income of $3.7 million for the fiscal years 2008, 2009 and 2010, respectively.

At December 31, 2010, the Company had approximately $24.1 million of federal and $19.7 million of state net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2019 for federal and 2014 for state purposes, respectively.

Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss carryforwards is limited based upon changes in the percentage of the ownership of the Company. As a result of prior ownership changes, the Company was limited to using $3.7 million of net operating losses to offset taxable income in 2010 and estimates that the Company will be able to utilize approximately $3.7 million in 2011, $2.9 million in 2012 and $2.0 million each year thereafter until 2021.

The Company evaluates its tax positions for all income tax items based on their technical merits to determine whether each position satisfies the “more likely than not to be sustained upon examination” test. The tax benefits are then measured as the largest amount of benefit, determined on a cumulative basis, that is “more likely than not” to be realized upon ultimate settlement. The Company will report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter in which such change occurs. As of December 31, 2010, the Company has a $145,000 liability for unrecognized tax benefits.

(7)	Series A Convertible Preferred Stock

On April 14, 2009, the Company completed a $50 million private placement to accredited investors (the “Purchasers”). The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), the Company agreed to sell to the Purchasers an aggregate of 50,000 shares of its newly-created Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock is initially convertible into an aggregate of 7,440,476 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a conversion price of $6.72 per share (as may be adjusted for stock dividends, stock splits or similar recapitalizations).

The holders of the Series A Preferred Stock are entitled to receive, prior to any distribution to the holders of the Common Stock, an amount per share equal to the greater of (1) the Original Issue Price, plus any declared and unpaid dividends and (2) the amount that Purchasers would receive in respect of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock if all of the then outstanding Series A Preferred Stock were converted into Common Stock. The rights, privileges and preferences of the Series A convertible preferred stock are set forth in the Certificate of Designations of Series A Convertible Preferred Stock attached as an exhibit to the Company’s Form 8-K filed with the SEC on April 2, 2009.

The transaction closed on April 14, 2009. The net proceeds of $48 million from the issuance of the Series A Preferred Stock are net of issuance costs of $2 million. The Series A Preferred Stock reported on the Company’s consolidated balance sheet consists of the net proceeds plus the amount of accretion for issuance costs. Such accretion costs are being accreted over 72 months with such accretion being recorded as a reduction in retained earnings.

A summary of activity related to the Series A convertible preferred stock is as follows (in thousands):

Gross Proceeds	$50,000
Costs and expenses of issuance	(2,033)
Accretion of discount	240

Net convertible preferred stock at December 31, 2009	$48,207

The rights, privileges and preferences of the Series A convertible preferred stock are set forth in the Certificate of Designations of Series A Convertible Preferred Stock attached as an exhibit to the Company’s Form 8-K filed with the SEC on April 2, 2009.

Voting

Each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Company, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to all such matters, each issued and outstanding share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted such holder’s Series A Preferred Stock into Common Stock on the record date for determining the stockholders of the Company eligible to vote on any such matters.

Dividends

Whenever the Company shall pay a dividend or distribution on the Common Stock of the Company, par value $0.001 per share, each holder of a share of Series A Preferred Stock shall be entitled to receive, at the same time the dividend or distribution is paid on the Common Stock, out of the assets of the Company legally available therefore, a dividend or distribution equal to the amount that would have been paid in respect of the Common Stock issuable

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

upon conversion of such share of Series A Preferred Stock immediately prior to the close of business on the record date for determining the holders entitled to receive such dividend or distribution on the Common Stock, or, if no such record is taken, the date on which the record holders of Common Stock entitled to such dividend or distribution is determined.

The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends except as provided herein.

Liquidation

Upon the effective date of any voluntary or involuntary liquidation, dissolution or winding up of the Company (“Liquidation Event”), the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount per share (“Liquidation Preference”) equal to the greater of (a) (i) $1,000 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (” Original Issue Price ”) plus (ii) all declared but unpaid dividends and (b) the amount that the holder of such shares of Series A Preferred Stock would receive in respect of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock if all of the then outstanding shares of Series A Preferred Stock were converted into Common Stock in accordance herewith immediately prior to the Liquidation Event. A Change of Control (as defined below) shall not be deemed a Liquidation Event. If, upon the effective date of a Liquidation Event, the assets of the Company shall be insufficient to make payment in full of the Liquidation Preference to all holders of the Series A Preferred Stock and all other now or hereafter authorized capital stock of the Company ranking on a parity with (upon liquidation, dissolution or winding up) the Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock and the holders of such other capital stock of the Company ranking on a parity with (upon dissolution, liquidation or winding up) the Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

No distribution shall be made in respect of any shares of Series A Preferred Stock pursuant to Section 3(a) unless, at the time of such distribution, all amounts due in respect of any shares of any now or hereafter authorized capital stock of the Company ranking senior to (upon liquidation, dissolution or winding-up) the Series A Preferred Stock have been paid in full.

Upon the effective date of a Liquidation Event, no distribution shall be made in respect of any shares of Common Stock or any other now or hereafter authorized capital stock of the Company ranking junior to (upon liquidation, dissolution or winding-up) the Series A Preferred Stock unless, at the time of such distribution, the holders of shares of Series A Preferred Stock shall have received the full Liquidation Preference with respect to each share.

After payment in full of the Liquidation Preference to holders of all shares of Series A Preferred Stock, the Series A Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Company upon the liquidation, dissolution or winding up of the Company.

Conversion

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price. The Conversion Price shall initially be $6.72, and shall be subject to adjustment.

Redemption at the option of the Company

If at any time the closing price of the Common Stock as reported by the principal exchange or quotation system on which such Common Stock is traded or reported exceeds sixteen dollars and eighty cents ($16.80) per share for 20 consecutive trading or reporting days, the Company shall have the option, at its sole discretion, to redeem all, but not less than all, of the then outstanding Series A Preferred Stock for cash consideration per share of Series A

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock in an amount equal to one-hundred and one percent (101%) of the Original Issue Price plus all accrued but unpaid dividends.

Redemption at the option of the Holder

At any time on or after the sixth (6th ) anniversary of the Original Issuance Date and on or before the date that is ten (10) Business Days thereafter, each holder of shares of Series A Preferred Stock shall have the option, at such holder’s sole discretion, to request that the Company redeem any or all, of such holder’s then outstanding Series A Preferred Stock for cash consideration per share of Series A Preferred Stock in an amount equal to the Original Issue Price plus all declared but unpaid dividends.

(8)	Treasury Stock

LoopNet’s Board of Directors authorized the repurchase of up to $50.0 million of the company’s common stock on February 5, 2008 and an additional authorized level of $50.0 million was announced on July 30, 2008. In February 2010, the Board of Directors approved the repurchase of up to an additional $29.6 million in shares of the company’s common stock, bringing to $75.0 million the total amount of currently authorized common stock repurchases, of which $43.3 million remained available as of December 31, 2010. Repurchased shares are recorded as treasury stock and are accounted for under the cost method.

(9)	Stock Option Plan

The Company adopted the 2006 Equity Incentive Plan (the “2006 Plan”), which became effective on completion of our initial public offering in June 2006. The 2006 Plan provides for the grant of stock options, stock appreciation rights, stock units and other similar stock awards. Options granted under the 2006 Plan may be either “incentive stock options,” as defined under Section 422 of the Internal Revenue Code, or non-qualified stock options. Through December 31, 2006 the Board of Directors had reserved 7,000,000 shares of common stock to be issued under the 2006 Plan. The 2006 Plan provides for an automatic annual increase in the number of shares available for issuance on January 1st of each year for the life of the plan starting 2007, equal to the least of (i) 1,800,000 shares, (ii) 4% of the shares outstanding as of the end of the prior fiscal year, or (iii) a lesser number determined by the Board of Directors or Compensation Committee.

Prior to June 6, 2006, the Company issued options under the 2001 Stock Option Plan (the “2001 Plan”). The 2001 Plan was terminated on June 6, 2006 with respect to new grants. Available shares created by cancellations will be transferred automatically to the 2006 Plan.

Incentive and nonqualified stock options typically vest over a four-year period, 25% for the first year and monthly thereafter over the remaining three years. Stock options may be exercised during continued employment, or within 60 days of terminating employment and they expire seven years from the date of grant for the 2006 Plan and ten years from the date of grant for the 2001 Plan.

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s stock option activity was as follows:

	Options Outstanding		Options Exercisable
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price

Outstanding at December 31, 2007	3,638,382	$8.93	1,339,128	$4.59
Granted	1,600,496	$11.62
Exercised	(310,357)	$1.15
Cancelled	(291,281)	$13.41

Outstanding at December 31, 2008	4,637,240	$10.10	2,175,935	$7.96
Granted	2,391,697	$7.37
Exercised	(232,802)	$1.32
Cancelled	(343,510)	$13.15

Outstanding at December 31, 2009	6,452,625	$9.24	3,331,025	$9.11
Granted	2,987,000	$10.37
Exercised	(285,670)	$3.86
Cancelled	(200,287)	$11.17

Outstanding at December 31, 2010	8,953,668	$9.75	4,548,818	$9.73

Included in the options granted during the twelve month period ended December 31, 2010 are 1,440,000 shares of performance-based options awarded to its executive officers by the Board of Directors. These options are tied to incentivizing execution of the Company’s long-term strategic plan. The Company is unable to assess the likelihood of achieving the strategic plan at this time and therefore the recognition of the compensation expense for these options has been deferred.

Additional information regarding stock options outstanding and exercisable as of December 31, 2010 is as follows:

	Options Outstanding			Options Exercisable
		Weighted				Weighted
		Average	Weighted		Weighted	Average
	Number	Remaining	Average		Average	Remaining
	Options	Contractual	Exercise	Number	Exercise	Contractual
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price	Life (Years)

$0.10	311,113	2.5	$0.10	311,113	$0.10
$0.23 — $4.08	757,591	5.0	3.63	757,591	3.62
$5.70 — $7.96	2,063,218	5.1	7.21	924,274	7.21
$8.00 — $9.97	2,070,981	6.1	9.85	271,678	9.44
$10.00 — $11.99	1,818,983	5.3	11.04	588,757	11.03
$12.00 — $12.98	607,249	3.5	12.10	491,625	12.10
$13.18 — $15.61	461,296	3.4	13.98	406,002	14.06
$16.07 — $16.94	554,659	3.2	16.10	521,611	16.10
$17.06 — $19.68	136,766	3.2	18.77	129,004	18.77
$20.80 — $24.40	171,812	3.6	22.35	147,163	22.35

$0.10 — $24.40	8,953,668	4.9	$9.75	4,548,818	$9.73	4.1

In connection with the FASB authoritative guidance of stock-based compensation (see Note 1), the Company reviewed and updated, among other things, its forfeiture rate, expected life and volatility assumptions. The weighted

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

average expected option life reflects the application of the simplified method. The simplified method defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. Estimated volatility also reflects the application of the authoritative guidance and, accordingly, incorporates historical volatility of similar entities whose share prices are publicly available.

The fair value of each stock option was estimated on the date of grant using the Black-Scholes method with the following assumptions:

	Year Ended December 31,
	2008	2009	2010

Risk-free interest rate	2.80%	2.19%	1.93%
Expected volatility	42%	49%	48%
Expected life	4.6 years	4.6 years	4.6 years
Dividend yield	0%	0%	0%

The weighted-average fair value of options granted in the years ended December 31, 2008, 2009 and 2010 was $4.47, $3.05, and $4.37, respectively, using the Black-Scholes option-pricing model. The total intrinsic value (market value on date of exercise less exercise price) of options exercised during 2008, 2009 and 2010 totaled $3.1 million, $1.5 million and $2.2 million, respectively. The aggregate intrinsic values of stock options outstanding and exercisable at December 31, 2010 were $20.0 million and $13.2 million, respectively.

For the year ended December 31, 2010, the Company’s stock-based compensation expense related to stock option grants was $6.6 million. As of December 31, 2010, there was $8.9 million of unrecognized compensation expense related to unvested stock options, net of estimated forfeitures. That compensation expense is expected to be recognized over a weighted-average period of 1.3 years.

Cash received from stock options exercised for 2008, 2009 and 2010 was $0.4 million, $0.3 million and $1.1 million, respectively. Tax benefits realized from tax deductions associated with options exercises for 2008, 2009 and 2010 totaled $0.8 million, $0.4 million, and $0.5 million, respectively.

Under the 2006 Plan, the Company also issued restricted stock units. A restricted stock unit award is an agreement to issue specified numbers of shares of the Company’s common stock at specified vesting dates. Restricted stock units are measured based on the fair market values of the underlying stock on the dates of grant. Restricted stock units vest in equal 25% increments over a four-year period on the anniversary of the grant date.

A summary of the Company’s restricted stock unit activity is as follows:

	Unvested Restricted Stock Units
			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Grant Date	Contractual
	Shares	Fair Value	Life (Years)

Outstanding at December 31, 2008	195,000	$11.47	1.74
Granted	245,000	$7.19
Vested	(48,750)	$11.47
Cancelled	—	$—

Outstanding at December 31, 2009	391,250	$8.79	1.49
Granted	1,122,500	$10.29
Vested	(110,000)	$9.09
Cancelled	—	$—

Outstanding at December 31, 2010	1,403,750	$9.98	3.74

Included in the restricted stock units granted during the twelve month period ended December 31, 2010 are 690,000 shares of performance-based restricted stock units awarded to its executive officers by the Board of Directors. These restricted stock units are tied to incentivizing execution of the Company’s long-term strategic plan.

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is unable to assess the likelihood of achieving the strategic plan at this time and therefore the recognition of the compensation expense for these options has been deferred.

For the year ended December 31, 2010, the Company’s stock-based compensation expense related to restricted stock units was $1.6 million. As of December 31, 2010, there was $4.0 million of unrecognized compensation expense related to unvested restricted stock units, net of forecasted forfeitures. That compensation expense is expected to be recognized over a weighted-average period of 1.8 years.

Total stock-based compensation has been allocated as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010

Cost of revenue	$570	$495	$546
Sales and marketing	2,198	894	1,786
Technology and product development	1,311	2,298	2,680
General and administrative	1,855	3,140	3,220

Total	$5,934	$6,827	$8,232

(10)	Commitments and Contingencies

Leases

The Company leases office space in California. The offices are currently leased under noncancelable operating lease agreements which expire at various dates through 2018. Future minimum payments under these noncancelable operating leases as of December 31, 2010, are as follows (in thousands):

2011	$3,028
2012	2,994
2013	3,022
2014	3,080
2015 and thereafter	3,837

$15,961

Rent expense under operating leases for the years ended December 31, 2008, 2009 and 2010 totaled approximately $2.5 million, $2.9 million and $2.9 million, respectively.

Litigation

April 2008, LoopNet and CityFeet (collectively the “Defendants”) were sued by Real Estate Alliance, Ltd. (“REAL”) in the U.S. District Court for the Central District of California for alleged infringement of certain patents (“the REAL v. LoopNet Action”). The complaint seeks unspecified damages, attorney fees and costs. The Defendants deny the alleged infringement and have filed a counter-claim for a declaratory judgment that the patents-in-suit are invalid and not infringed. To date, discovery in the REAL v. LoopNet Action has been limited and the court has not yet set a trial date. Moreover, because the patents-in-suit have been asserted against several other entities, in another pending lawsuit in the same court, (“the earlier filed action”), the REAL v. LoopNet Action was stayed in February 2009, and administratively closed in February 2010. It is possible that REAL may attempt to re-institute the REAL v. LoopNet Action, depending upon the outcome of the earlier filed action, which is currently on appeal to the U.S. Court of Appeals for the Federal Circuit. At this time, the Company cannot predict the outcome of either the earlier filed action or the REAL v. LoopNet Action, but if the REAL v. LoopNet Action is re-instituted, the Company intends to vigorously defend itself.

From time to time, we are involved in other legal proceedings arising in the ordinary course of our business. While we cannot assure you as to the ultimate outcome of any legal proceedings, we are not currently party to any

LOOPNET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

legal proceedings that management believes would have a material adverse effect on our financial position or results of operations.

(11)	401(k) Plan

Employees may participate in the Company’s 401(k) Plan. Participating employees may contribute a portion of their salary to the Plan up to the maximum allowed by the federal tax guidelines. The Company matches employee contributions up to 4% of the employee’s salary. Employee and Company contributions are fully vested when contributed. The company contributed $0.5 million, $0.6 million and $0.7 million for the years ended December 31, 2008, 2009 and 2010, respectively.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2010	2011
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,773	$93,805
Short-term investments	3,512	3,530
Accounts receivable, net of allowance of $236 and $195 , respectively	1,494	1,744
Prepaid expenses and other current assets	1,095	1,111
Deferred income taxes, net	1,317	1,315

Total current assets	96,191	101,505

Property and equipment, net	2,010	2,556
Goodwill	41,507	41,507
Intangibles, net	8,940	8,299
Deferred income taxes, net, non-current	17,134	16,432
Deposits and other non-current assets	6,208	6,526

Total assets	$171,990	$176,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$471	$820
Accrued liabilities and other current liabilities	3,393	3,167
Accrued compensation and benefits	3,522	2,531
Deferred revenue	8,888	9,443

Total current liabilities	16,274	15,961

Other long-term liabilities	2,491	2,644
Commitments and contingencies
Series A convertible preferred stock	48,546	48,631
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 32,183,836 and 32,504,472 shares outstanding, respectively	40	40
Additional paid in capital	132,019	135,172
Other comprehensive loss	(389)	(383)
Treasury stock, at cost, 7,682,261 and 7,682,962 shares, respectively	(86,220)	(86,227)
Retained earnings	59,229	60,987

Total stockholders’ equity	104,679	109,589

Total liabilities and stockholders’ equity	$171,990	$176,825

The accompanying notes are an integral part of these unaudited condensed financial statements.

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2010	2011
	(Unaudited)
Revenues	$18,822	$20,713
Cost of revenue (1)	2,846	3,157

Gross margin	15,976	17,556

Operating expenses:
Sales and marketing (1)	4,290	5,134
Technology and product development (1)	2,949	3,659
General and administrative (1)	4,371	4,924
Amortization of acquired intangible assets	445	641

Total operating expenses	12,055	14,358

Income from operations	3,921	3,198
Interest and other (expense) income, net	(104)	(317)

Income before tax	3,817	2,881
Income tax expense	1,417	1,038

Net income	2,400	1,843
Convertible preferred stock accretion of discount	(85)	(85)

Net income applicable to common stockholders	$2,315	$1,758

Net income per share applicable to common shareholders:
Basic	$0.06	$0.04

Diluted	$0.05	$0.04

Shares used in per share calculations:
Basic	41,938	39,791

Diluted	43,281	41,881

(1)	Stock-based compensation is allocated as follows:

Cost of revenue	$128	$130
Sales and marketing	485	585
Technology and product development	682	801
General and administrative	827	994
The accompanying notes are an integral part of these unaudited condensed financial statements.

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2010	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$2,400	$1,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	817	995
Stock-based compensation	2,122	2,510
Tax benefits from exercise of stock options	(141)	(165)
Deferred income tax	557	704
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(385)	(250)
Prepaid expenses and other assets	(820)	320
Accounts payable	9	348
Accrued expenses and other liabilities	95	(73)
Accrued compensation and benefits	(855)	(991)
Deferred revenue	202	555

Net cash provided by operating activities	4,001	5,796

Cash flows from investing activities:
Purchase of property and equipment	(153)	(900)
Purchase of investments	(2,050)	(500)
Acquisitions, net of acquired cash	(9,430)	—

Net cash used in investing activities	(11,633)	(1,400)

Cash flows from financing activities:
Net proceeds from exercise of stock options	76	960
Tax withholdings related to net share settlements of restricted stock units	(168)	(482)
Repurchase of common stock	(2,924)	(7)
Tax benefits from exercise of stock options	141	165

Net cash provided by (used in) financing activities	(2,875)	636

Net increase (decrease) in cash and cash equivalents	(10,507)	5,032

Cash and cash equivalents at beginning of period	125,571	88,773

Cash and cash equivalents at end of period	$115,064	$93,805

The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 — Background and Basis of Presentation
The Company
     LoopNet, Inc. (“we,” the “Company” or “LoopNet”) was incorporated under the laws of the state of California on June 2, 1997, and was reincorporated as a Delaware corporation in May 2006.
     We own and operate the leading online marketplace for commercial real estate in the United States, based on the number of monthly unique visitors to our marketplace, which averaged approximately 2.1 million during the first quarter of 2011, compared with approximately 1.5 million during 2010, and approximately 985,000 during 2009, as reported by comScore Media Metrix. comScore Media Metrix defines a unique visitor as an individual who visited any content of a website, a category, a channel, or an application. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease and submit detailed information on property listings including qualitative descriptions, financial and tenant information, photographs and key property characteristics, in order to find a buyer or tenant. Commercial real estate agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that our online marketplace enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. As of March 31, 2011, the LoopNet online marketplace contained 816,471 listings.
     The Company derives most of its revenue from customers that pay fees for a suite of services to market and search for commercial real estate and operating businesses. These services include a premium membership that gives the customer unlimited access to listings, maximized exposure for their listings along with enhanced services to market their listings.
Basis of Presentation
     The accompanying condensed consolidated balance sheet as of March 31, 2011, the statements of income for the three months ended March 31, 2010 and 2011 and the statements of cash flows for the three months ended March 31, 2010 and 2011 are unaudited. These statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial position and results of operations, contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010.
     The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. In the opinion of the Company’s management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and include normal and recurring adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. The results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2011. The Company has evaluated subsequent events after the balance sheet date through the financial statement issuance date for appropriate accounting and disclosure.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from these estimates.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Note 2 — Earnings Per Share (EPS)
     The share count used to compute basic and diluted net income per share is calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2010	2011
	(Unaudited)
Weighted average common shares outstanding	34,498	32,351
Convertible preferred stock	7,440	7,440

Shares used to compute basic net income applicable to common shareholders	41,938	39,791
Add dilutive common equivalents:
Stock options	1,094	1,489
Restricted stock units	248	601

Shares used to compute diluted net income applicable to common shareholders	43,281	41,881

     The following is a summary of the securities outstanding during the respective periods that have been excluded from the calculations because the effect on earnings per share would have been anti-dilutive (in thousands):

	Three Months Ended
	March 31,
	2010	2011
	(Unaudited)
Stock options	4,979	3,721
Restricted stock units	98	—
     The following table sets forth the computation of basic and diluted EPS (in thousands, except per share data):

	Three Months Ended
	March 31,
	2010	2011
	(Unaudited)
Calculation of basic net income per share applicable to common shareholders:
Net income	$2,400	$1,843
Convertible preferred stock accretion of discount	(85)	(85)

Net income applicable to common shareholders	$2,315	$1,758

Shares used to compute basic net income applicable to common shareholders	41,938	39,791

Basic net income per share applicable to common shareholders	$0.06	$0.04

Calculation of diluted net income per share applicable to common shareholders:
Net income	$2,400	$1,843
Convertible preferred stock accretion of discount	(85)	(85)

Net income applicable to common shareholders	$2,315	$1,758

Shares used to compute diluted net income applicable to common shareholders	43,281	41,881

Dilutive net income per share applicable to common shareholders	$0.05	$0.04

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Note 3 — Acquisitions
     In 2010, the Company acquired three entities, each pursuant to Asset Purchase Agreements for a total cash consideration of $22.1 million (net of cash acquired), plus potential gross earn-out payments up to $4.3 million that are contingent upon achievement of certain performance targets. In February 2011, the Company made a cash payment of $0.3 million, which represents the first potential contingent payment obligation.
     The acquisitions were accounted for as a business combination consistent with the authoritative guidance regarding business combinations (see the Company’s 2010 Form 10-K for additional information). The results of operations of the three entities were included in the Company’s condensed consolidated statements of income for the period subsequent to their respective acquisition dates. The entities results of operations for the periods prior to the acquisitions were not material to our condensed consolidated statement of income and, accordingly, pro forma financial information has not been presented.
Note 4 — Series A Convertible Preferred Stock
     The Company completed a $50 million private placement to accredited investors in 2009. The Company sold an aggregate of 50,000 shares of its newly-created Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which is initially convertible into an aggregate of 7,440,476 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $6.72 per share (as may be adjusted for stock dividends, stock splits or similar recapitalizations). Holders of Series A Preferred Stock are entitled to receive, prior to any distribution to the holders of the Common Stock, an amount per share equal to the greater of (1) the Original Issue Price, plus any declared and unpaid dividends and (2) the amount that Purchasers would receive in respect of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock if all of the then outstanding Series A Preferred Stock were converted into Common Stock.
     The net proceeds of $48 million from the issuance of the Series A Preferred Stock are net of issuance costs of $2 million. The Series A Preferred Stock reported on the Company’s condensed consolidated balance sheet consists of the net proceeds plus the amount of accretion for issuance costs. Such accretion costs are being accreted over 72 months with such accretion being recorded as a reduction in retained earnings. For the three month periods ended March 31, 2011, the Company recorded accretion on the issuance costs of $85,000.
Note 5 — Stock Plan
Stock Plan Activity
     Stock options and other equity awards are granted by the Company under its 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan became effective on June 9, 2006. Prior to that date, stock options were granted under the Company’s 2001 Stock Option Plan, which terminated on June 9, 2006.
     A summary of the Company’s stock option activity is as follows:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
		Average	Remaining		Average	Remaining
	Number of	Exercise	Contractual	Number of	Exercise	Contractual
	Shares	Price	Life (Years)	Shares	Price	Life (Years)
Outstanding at December 31, 2010	8,953,668	$9.75	4.9	4,548,818	$9.73	4.1
Granted	813,500	$11.66
Exercised	(187,016)	$5.13
Cancelled	(86,696)	$15.07

Outstanding at March 31, 2011 (unaudited)	9,493,456	$9.95	4.9	4,670,165	$9.88	4.0

     Included in the options outstanding at March 31, 2011 are 1,440,000 shares of performance-based options awarded to its executive officers by the Board of Directors. These options are tied to incentivizing execution of the Company’s long-term strategic plan. The Company has determined that the performance condition criteria have not been met to date, and therefore recognition of the compensation expense for these options has been deferred.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
     A summary of the Company’s restricted stock unit activity is as follows:

	Unvested Restricted Stock Units
		Weighted	Weighted Average
		Average	Remaining
		Grant Date	Contractual
	Number of Shares	Fair Value	Life (Years)
Balance at December 31, 2010	1,403,750	$9.98	3.7
Granted	230,000	$11.71
Vested	(175,625)	$9.43
Cancelled	—	$—

Outstanding at March 31, 2011 (unaudited)	1,458,125	$10.31	3.8

     Included in the restricted stock units outstanding at March 31, 2011 are 690,000 shares of performance-based restricted stock units awarded to its executive officers by the Board of Directors. These restricted stock units are tied to incentivizing execution of the Company’s long-term strategic plan. The Company has determined that the performance condition criteria have not been met to date, and therefore recognition of the compensation expense for these options has been deferred.
Stock-based Compensation
     Since 2006, the Company has applied the authoritative guidance surrounding stock-based compensation. The guidance requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. The Company adopted this guidance effective January 1, 2006, prospectively for new equity awards issued subsequent to January 1, 2006.
     In connection with this guidance, the Company reviews and updates, among other things, its forfeiture rate, expected term and volatility assumptions. Commencing in the first quarter of 2011, the Company began estimating the weighted average expected life of the options based upon the historical exercise behavior of our employees. Prior to the first quarter of 2011, the Company used the simplified method to calculate the weighted average expected life of the options. The estimated volatility for the three month period ended March 31, 2011 reflects the application of the authoritative guidance and, accordingly, incorporates historical volatility of similar companies whose share price is publicly available. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.
     The fair value of each option is estimated on the date of grant using the Black-Scholes method with the following assumptions:

	Three months ended
	March 31,
	2010	2011
	(Unaudited)
Risk-free interest rate	2.42%	2.12%
Expected volatility	47%	48%
Expected life (in years)	4.6	4.0
Dividend yield	0%	0%
     The weighted-average fair value of options granted during the three month periods ended March 31, 2010 and 2011 was $4.20 and $4.62, respectively, using the Black-Scholes method.
     The total stock-based compensation has been allocated as follows (in thousands):

	Three months ended
	March 31,
	2010	2011
	(Unaudited)
Cost of revenue	$128	$130
Sales and marketing	485	585
Technology and product development	682	801
General and administrative	827	994

Total	$2,122	$2,510

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Note 7 — Income Taxes
     The Company recorded a provision for income taxes of $1.0 million for the three month period ended March 31, 2011, based upon a 36.0% effective tax rate. The effective tax rate is based upon the Company’s estimated fiscal 2011 income before the provision for income taxes. To the extent the estimate of fiscal 2011 income before the provision for income taxes changes, the Company’s provision for income taxes will change as well.
Note 8 — Stock Repurchases
     The Company’s Board of Directors (the “Board”) authorized the repurchase of up to $50.0 million of the Company’s common stock on February 5, 2008 and an additional authorized level of $50.0 million of the Company’s common stock on July 30, 2008. In February 2010, the Board approved the repurchase of up to an additional $29.6 million in shares of the Company’s common stock, bringing to $75.0 million the total amount of authorized Common Stock repurchases, of which $43.3 million remained available as of March 31, 2011.
     The stock repurchase program may be limited or terminated at any time without prior notice. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate and will be funded using the Company’s working capital. The timing and actual number of shares repurchased will depend on a variety of factors including corporate and regulatory requirements, price and other market conditions. The program is intended to comply with the volume, timing and other limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934.
Note 9 — Litigation and Other Contingencies
Litigation and Other Legal Matters
     The Company and its board of directors are named as defendants in a putative class action lawsuit brought by an alleged stockholder challenging our proposed merger with CoStar. The shareholder action was filed on or around May 3, 2011 in the Superior Court of California, County of San Francisco. The complaint alleges, among other things, that each member of the Company’s board of directors breached his fiduciary duties to the Company’s stockholders by authorizing the sale of the Company to CoStar for consideration that does not maximize value to the shareholders and engineering the transaction to benefit themselves without regard to the Company’s shareholders. The amended complaint also alleges that the Company aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Company’s board of directors. The shareholder action seeks equitable relief, including an injunction against consumating the merger. The Company believes that the claims are without merit, and is currently reviewing the recently filed action.
     Except as set forth above, there have been no material changes from legal proceedings as previously disclosed in Part I Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 3, 2011.
Note 10 — Subsequent Events
Merger Agreement with CoStar Group, Inc.
     On April 27, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CoStar Group, Inc., a Delaware corporation (“CoStar”) and Lonestar Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CoStar (“Merger Subsidiary”), pursuant to which Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of CoStar.
     Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest, and (ii) 0.03702 shares of CoStar common stock (the “Common Stock Consideration”). The holders of the Company’s Series A Preferred Stock will receive the Common Stock Consideration on an as-converted basis.
     Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each of the Company’s outstanding equity awards (including stock options and restricted stock units), whether vested or unvested, will be cancelled in exchange for cash and/or shares of CoStar common stock (depending on the type of award and the exercise price of the award, if any) based on the Common Stock Consideration less, in the case of a stock option, the per share exercise price.
     The Company’s board of directors has unanimously approved the Merger Agreement. The Merger Agreement requires that the Merger be approved by the holders of a majority of the outstanding shares of the Company’s common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis (the “Stockholder Approval”).

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
     In addition to the Stockholder Approval, consummation of the Merger is subject to other customary closing conditions including the receipt of antitrust approvals and the absence of any government order or other legal restraint prohibiting the Merger. Consummation of the Merger is not subject to any financing condition.
     The Merger Agreement contains customary representations, warranties and covenants by each of the Company and CoStar.
     The Merger Agreement contains termination rights for both the Company and CoStar, including for the Company if its board of directors changes its recommendation of the Merger to its stockholders in connection with a superior proposal. Upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay CoStar a termination fee of $25,800,000. Upon termination of the Merger Agreement in the event necessary antitrust approval is not obtained, CoStar may be obligated to pay the Company a termination fee of $51,600,000.
     Concurrently with the execution of the Merger Agreement, the Company’s directors and certain of its executive officers and significant stockholders entered into a voting and support agreement (the “Support Agreement”) with CoStar and the Company, and have agreed, in their capacities as stockholders of the Company, to, among other things, vote their shares of the Company’s capital stock in favor of the Merger and the Merger Agreement.
     The foregoing description of the Merger, the Merger Agreement and the Support Agreement is qualified in its entirety by reference to the Merger Agreement and the Support Agreement, copies of which are attached as Exhibit 2.1 and Exhibit 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2011 and which are incorporated by reference herein.
     The Company cannot guarantee that the Merger will be completed or that, if completed, it will be exactly on the terms as set forth in the Merger Agreement. The Company and CoStar will file a joint proxy statement/prospectus with the SEC in connection with the proposed Merger, which will form a part of the Registration Statement on Form S-4 to register shares of CoStar common stock to be issued in the Merger.